Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 25, 2010, relating to the consolidated financial statements and financial statement schedule of UAL Corporation (which report expresses an unqualified opinion and includes explanatory paragraphs relating to changes in accounting for convertible debt and participating securities), and the effectiveness of UAL Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of UAL Corporation for the year ended December 31, 2009, and our report dated June 29, 2009 appearing in the Annual Report on Form 11-K of the United Airlines Pilot Directed Account Plan for the year ended December 31, 2008.

Chicago, Illinois

February 25, 2010